Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-136385) of Aircastle Limited pertaining to the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan of our report dated March 19, 2007 (except for Notes 3, 4, 10, 11 and 16 as to which the date is September 26, 2007) with respect to the consolidated financial statements of Aircastle Limited included in this Current Report (Form 8-K).

New York, New York

/s/ Ernst & Young LLP

September 26, 2007